January 16, 1997

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549




Dear Ladies and Gentlemen:

We have read item 4(a) included in the attached Form 8-K dated January 13, 1997 of Rehabilicare Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP




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